Exhibit 10.14

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND HAS BEEN MARKED WITH “[***]” TO INDICATE WHERE OMISSIONS HAVE BEEN MADE.

FORMULATION COLLABORATION AGREEMENT

THIS FORMULATION COLLABORATION AGREEMENT (this “Agreement”) is made as of June 28, 2019 (the “Effective Date”), by and between HAWKEYE THERAPEUTICS, INC., a Delaware corporation, with its principal place of business located at 70 Willow Road, Menlo Park, CA 94025 (“Hawkeye”), and Arcutis, Inc., a Delaware corporation, having its principal place of business at 2945 Townsgate Road, Suite 110, Westlake Village, CA 91361 (“Arcutis”). Hawkeye and Arcutis are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Hawkeye is a biotechnology company established with the intent to research and develop pharmaceutical products for [***] indications;

WHEREAS, Arcutis is a biopharmaceutical company focused on developing and commercializing pharmaceutical products for dermatological indications, including formulations of roflumilast for dermatological uses; and

WHEREAS, Hawkeye and Arcutis desire to collaborate on the research and development of one or more [***] formulations of roflumilast, all under the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and premises contained in this Agreement, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties hereto agree as follows:

1. CERTAIN DEFINITIONS.

1.1 “Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.2 “Arcutis Know-How” shall mean information, procedures, techniques, and other Know-How Controlled by Arcutis as of the Effective Date or at any time during the Term, in each case that are necessary for the development of, or incorporated into, the [***] Formulations.

1.3 “Arcutis Personnel” shall mean: (a) [***]; and (b) any other employees of Arcutis who are engaged to conduct activities under the Collaboration by the Parties’ mutual written agreement.

1.4 “Collaboration” shall mean the activities set forth in the Collaboration Plan for the research and development of [***] Formulations.

1.5 “Collaboration IP” shall mean: (a) any and all Know-How (for clarity including formulations and products) arising from, or developed during, the Collaboration by or on behalf of Arcutis, either solely or jointly with others or with Hawkeye; and (b) any and all intellectual property rights in and to the Know-How described in subsection (a), including any patent applications and patents claiming or describing such Know-How.

1.6 “Collaboration Plan” has the meaning set forth in Section 2.1.

1.7 “Common Stock” means the common stock, par value $0.0001, of Hawkeye.

1.8 “Control” means, with respect to any information or other intellectual property right, or physical materials, ownership or possession by a Party, or, where expressly provided, its affiliates, of the ability (without taking into account any rights granted by one Party to the other Party under the terms of this Agreement) to grant access, a license or a sublicense to such information or other intellectual property right, or physical materials without violating the terms of any agreement or other arrangement with, or necessitating the consent of, any third party, or without giving rise to any financial or other obligation to any third party, at such time that the Party would be first required under this Agreement to grant the other Party such access, license or sublicense.

1.9 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.10 “IPO” means Hawkeye’s first underwritten public offering of its Common Stock under the Act.

1.11 “Know-How” means all technical information, know-how, results, data, inventions, discoveries, trade secrets, specifications, instructions, processes, protocols, formulae, compositions of matter, products, formulations, assays, and other physical, biological, or chemical materials, expertise, together with all documents, data, filings and instructions relating thereto. Know-How excludes patent applications and patents.

1.12 “[***] Indications” shall mean [***]

1.13 “[***] Formulations” shall mean products containing roflumilast that are formulated [***] which may include but are not limited to [***].

1.14 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.15 “Territory” means worldwide.

2. COLLABORATION.

2.1 Collaboration Plan; Overview. As of the Effective Date, the Parties have agreed on a plan setting forth the scope and timeline of the Collaboration, attached to this Agreement as Exhibit A (the “Collaboration Plan”). The Collaboration Plan may be modified only by the Parties’ mutual written consent, provided that neither Party shall unreasonably withhold its consent to any modification that is reasonably supported by scientific, commercial or intellectual property considerations. Subject to the terms and conditions of this Agreement, during the Term the Parties shall carry out the activities set forth in the Collaboration Plan and collaborate to accomplish the objective of developing one or more [***] Formulations.

2.2 Arcutis Personnel. Arcutis shall carry out the Collaboration through Arcutis Personnel, and shall ensure that such Arcutis Personnel understand and agree to abide by the terms and conditions of this Agreement and to segregate the activities under the Collaboration from other activities carried out by such Arcutis Personnel on behalf of Arcutis. Arcutis shall not engage any employee, consultant or other subcontractor other than the Arcutis Personnel in the Collaboration without the prior written consent of Hawkeye, which consent shall not be unreasonably withheld, conditioned or delayed. [***]

2.3 Compliance with the Law. Each Party shall carry out the Collaboration in a competent and professional manner, in accordance with the terms and conditions contained in this Agreement, and in compliance with all applicable laws, rules and regulations.

2.4 [***]

(a) [***]

(b) [***]

[***]

3. EQUITY AND PAYMENT.

3.1 Common Stock Purchase. As consideration for, and commensurate with, the execution and delivery of this Agreement, Hawkeye will grant Arcutis the right to purchase 995,000 fully-vested shares of Common Stock (equal to 19.9% of the issued and outstanding shares of the Common Stock of Hawkeye, inclusive of the Common Stock issued and sold to Arcutis pursuant to this Section 3.1) at the fair market value as determined by the board of directors of Hawkeye on the date of grant (the “Grant”). The Grant will be governed by the terms and conditions of Hawkeye’s standard form of common stock purchase agreement as agreed between the parties.

3.2 Additional Common Stock. Except in the event that this Agreement is terminated pursuant to Section 7.2 due to a material breach by Arcutis, if and when Hawkeye (a) issues and sells to investors in a bona fide equity financing (the “Series A Financing”) shares of its preferred stock (the “Series A Preferred Stock”), and (b) receives total proceeds of at least $5,000,000 (excluding the conversion of convertible promissory notes or other convertible securities issued for capital raising purposes (e.g., Simple Agreements for Future Equity)), Hawkeye shall issue to Arcutis a number of fully-paid and fully-vested shares of Common Stock (pursuant to the same form of common stock purchase agreement contemplated in Section 3.1 as applicable) determined by dividing (i) $2,000,000, by (ii) an amount equal to the cash price paid per share for Series A Preferred Stock by the investors in the Series A Financing, rounded down to the nearest whole share.

3.3 Further Assurances. Arcutis will deliver to Hawkeye any documentation reasonably required by Hawkeye, and consistent with documentation requested of other Hawkeye stockholders, including any purchase agreement, any investor rights agreement, any stockholder or voting agreement, right of first refusal and co-sale agreement and other ancillary agreements, with customary representations and warranties and transfer restrictions (including, without limitation, a lock-up agreement in connection with an initial public offering). Hawkeye shall not be required to issue or deliver the capital stock subject to Section 3.2 until Arcutis has delivered to Hawkeye any such documentation.

3.4 Reimbursement for Services. Hawkeye shall reimburse Arcutis for all expenses incurred by Arcutis during the Term in carrying out activities in accordance with the Collaboration Plan, including support for the Arcutis Personnel at $[***], and reimbursement for costs of materials and equipment, pass-through expenses, and travel expenses to the extent requested and approved in advance by Hawkeye.

3.5 Invoices; Payment. Unless otherwise agreed by the Parties in writing, Arcutis shall provide to Hawkeye invoices on a monthly basis within ten (10) days after the end of each calendar month, each such invoice summarizing the services performed during that period of time for research and development of [***] Formulations under this Agreement and an accounting of costs and expenses incurred and accrued to date for the reimbursable expenses therefor. Hawkeye shall pay the full undisputed portion of each invoice within thirty (30) days of receipt thereof, and shall concurrently provide Arcutis with a written statement and supporting documentation regarding the unpaid amounts disputed in good faith. Hawkeye shall not be obligated to pay any amounts that exceed the budget set forth in the Collaboration Plan, unless such excess amounts have been approved in writing by Hawkeye in advance.

3.6 Records Audit. Hawkeye, through an independent accounting firm appointed by Hawkeye and reasonably acceptable to Arcutis, subject to written confidentiality obligations at least as protective as those contained herein (such accounting firm, the “Auditor”), at Hawkeye’s sole expense, shall have the right to audit Arcutis’s financial records relating to payments received under this Agreement for the sole purpose of verifying the accuracy of such payments during the Term and for three (3) years thereafter; provided, that any such audit(s) shall be conducted upon reasonable advance written notice, in any event no less than thirty (30) days prior written notice, to Arcutis and during Arcutis’s normal business hours, in a manner that does not interfere with Arcutis’s business activities. Hawkeye agrees to, and to cause the Auditor to, hold in confidence all information received and all information learned in the course of any audit or inspection, except to the extent that such information is not confidential and/or it is necessary to disclose it to enforce its rights under this Agreement or if disclosure is required by applicable law. For the avoidance of doubt, the information provided by Arcutis pursuant to this Section 3.6 shall be deemed to be Confidential Information of Arcutis hereunder.

4. OWNERSHIP OF COLLABORATION IP.

4.1 Collaboration IP. [***]

4.2 Assignment; Further Action. [***]

4.3 Patent Prosecution. [***]

4.4 Records of Collaboration IP. [***]

4.5 License Grants.

(a) Subject to the terms and conditions of this Agreement, Arcutis hereby grants to Hawkeye a perpetual, irrevocable, fully-paid, royalty-free, non-exclusive license, with the right to grant sublicenses, under the Arcutis Know-How to research, develop, manufacture, have manufactured, use, sell, offer for sale, import, export or otherwise commercialize products [***]

(b) Subject to the terms and conditions of this Agreement, Hawkeye hereby grants to Arcutis a perpetual, irrevocable, fully-paid, royalty-free, exclusive (other than the right to research, manufacture and have manufactured, which shall be non-exclusive) license, with the right to grant sublicenses [***] Hawkeye shall retain the sole and exclusive right (as to Arcutis) to practice and exploit the Collaboration IP for any and all other purposes, including to research, develop, manufacture, have manufactured, use, sell, offer for sale, import, export or otherwise commercialize [***]

4.6 Other Intellectual Property. The licenses granted under Section 4.5 do not include the right for Hawkeye to practice any patent applications, patents or other Know-How other than the Arcutis Know-How, whether owned or in-licensed by Arcutis or a third party (collectively, the “Excluded IP”) unless and until the Parties otherwise agree in a separate license agreement. Prior to the use of any Excluded IP in the Collaboration or incorporating any Excluded IP in an [***] Formulation, Arcutis shall notify Hawkeye and identify such Excluded IP and obtain Hawkeye’s written consent to do so.

4.7 No Implied License. Neither Hawkeye nor Arcutis transfers to the other by operation of this Agreement any patent right, copyright right, trademark right or other proprietary right of any Party, except as expressly set forth in this Agreement.

5. CONFIDENTIALITY.

5.1 Confidentiality Obligation. During the term of this Agreement and for a period of five (5) years thereafter, each Party (the “Receiving Party”) will maintain all Confidential Information (as defined below) of the other Party (the “Disclosing Party”) as confidential and will not disclose any such Confidential Information or use any such Confidential Information for any purpose, except (a) as expressly authorized by this Agreement, (b) as permitted by Section 5.3, for the purpose of exercising its rights or fulfilling its obligations under this Agreement, or (d) to its employees, agents, consultants, subcontractors approved by the Disclosing Party and other representatives who require access to such information to accomplish the purposes of this Agreement, so long as such persons are under obligations regarding the confidentiality of such Confidential Information and the ownership of Collaboration IP that are consistent with, and no less protective to the Disclosing Party than, the terms of this Agreement. The Receiving Party may use the Disclosing Party’s Confidential Information only to the extent required to accomplish the purposes of this Agreement. The Receiving Party will use at least the same standard of care as it uses to protect its own confidential information to ensure that its employees, agents, consultants, subcontractors approved by the Disclosing Party and other representatives do not disclose or make any unauthorized use of the Disclosing’ Party’s Confidential Information. The Receiving Party will promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information.

5.2 Definition. For the purpose of this Agreement, with respect to each Party, “Confidential Information” means all information provided by or on behalf of the Disclosing Party to the Receiving Party in connection with this Agreement, whether in oral, written, graphic or electronic form. Notwithstanding the foregoing, a Disclosing Party’s Confidential Information will not include any information which a Receiving Party can demonstrate by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party or any of its employees, agents, consultants or subcontractors, generally known or available; (b) is known by the Receiving Party at the time of receiving such information or is independently developed by the Receiving Party without access to or use of the Disclosing Party’s Confidential Information, as evidenced by the Receiving Party’s pre-existing written records; or (c) is hereafter furnished to the Receiving Party by a third party, as a matter of right and without restriction on disclosure. Collaboration IP shall constitute Hawkeye’s Confidential Information under this Agreement.

5.3 Authorized Disclosure. Notwithstanding Section 5.1, the Receiving Party may disclose the Disclosing Party’s Confidential Information, without violating its obligations under this Agreement, to the extent the disclosure is required by applicable law or by a valid order of a court or other governmental body having jurisdiction, provided that the Receiving Party gives reasonable prior written notice to the Disclosing Party of such required disclosure and, at the Disclosing Party’s request and expense, cooperates with the Disclosing Party’s efforts to obtain a protective order preventing or limiting the disclosure, requiring that the Disclosing Party’s Confidential Information so disclosed be used only for the purposes for which the law or order requires, and/or to obtain other confidential treatment of such Confidential Information.

5.4 Third Party Confidential Information. Neither Party shall disclose to the other Party any confidential or proprietary information that belongs to any third party.

6. REPRESENTATIONS AND WARRANTIES.

6.1 Mutual Representations and Warranties. Each Party represents and warrants that (a) it has full power and authority to enter into this Agreement, (b) this Agreement has been duly authorized, and (c) this Agreement is binding upon it.

6.2 Arcutis Representations and Warranties. Arcutis represents and warrants that: (a) the terms of this Agreement are not inconsistent with its other contractual arrangements; and (b) Arcutis is not constrained by any existing agreement in fulfilling its obligations under this Agreement, including the assignment of rights and grant of the licenses under Article 4.

6.3 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.4 Limitation of Liability. EXCEPT FOR BREACH OF ARTICLE 5, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, LOST SAVINGS, OR ANY OTHER INCIDENTAL, SPECIAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, OTHER THAN DAMAGES ARISING OUT OF FRAUD OR WILLFUL MISCONDUCT; provided, however, that this Section 6.4 shall not be construed to limit either Party’s indemnification obligations under Article 8.

7. TERM AND TERMINATION.

7.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue for a period of six (6) months after the Effective Date, unless extended by a written mutual agreement of the Parties.

7.2 Termination of Agreement for Material Breach. A Party may terminate this Agreement for material breach of this Agreement by the other Party upon thirty (30) days’ written notice specifying the nature of the breach, if such breach has not been cured within such thirty (30)-day period.

7.3 Effects of Expiration or Termination.

(a) Costs Incurred. In the event of expiration or termination of this Agreement, Hawkeye shall pay to Arcutis all sums owing to Arcutis for Collaboration completed up to the expiration date or effective termination date and all non-cancelable obligations reasonably incurred before such date. Subject to the preceding sentence, Arcutis shall refund to Hawkeye any prepaid amounts not earned by Arcutis prior to the expiration date or effective date of such termination.

(b) Final Report of Collaboration IP. Arcutis shall provide Hawkeye with a final report on the Collaboration IP within thirty (30) days after the expiration date or the effective date of termination, as the case may be.

(c) Survival. Expiration or termination of this Agreement will not relieve the Parties of any obligation accruing prior to such expiration or termination. Articles 1, 5, 8 and 9 and Sections 2.4, 2.5, 3.2 (other than termination of this Agreement under Section 7.2 for Arcutis’ material breach), 3.6, 4.1, 4.2, 4.3, 4.4, 4.5, 6.3, 6.4, 7.2 and this 7.3(c) shall survive expiration or termination of this Agreement.

8. INDEMNIFICATION.

8.1 Hawkeye Indemnification. Hawkeye hereby agrees to save, defend, indemnify and hold harmless Arcutis and its officers, directors, employees, consultants and agents (“Arcutis Indemnitees”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”), to which any such

Arcutis Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any third party to the extent such Losses arise out of the material breach by Hawkeye of any representation, warranty, covenant or agreement made by it under this Agreement, the practice or exploitation of the Arcutis Know-How under the license granted to it under this Agreement, or the gross negligence or willful misconduct of any Hawkeye Indemnitee; except, in each case, to the extent such Losses result from the material breach by Arcutis of any representation, warranty, covenant or agreement made by it under this Agreement or the negligence or willful misconduct of any Arcutis Indemnitee.

8.2 Arcutis Indemnification. Arcutis hereby agrees to save, defend, indemnify and hold harmless Hawkeye and its officers, directors, employees, consultants, contractors and agents (“Hawkeye Indemnitees”) from and against any and all Losses to which any such Hawkeye Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any third party to the extent such Losses arise out of the material breach by Arcutis of any representation, warranty, covenant or agreement made by it under this Agreement, the practice or exploitation of the Collaboration IP under the license granted to it under this Agreement or the gross negligence or willful misconduct of any Arcutis Indemnitee; except, in each case, to the extent such Losses result from the material breach by Hawkeye of any representation, warranty, covenant or agreement made by it under this Agreement or the gross negligence or willful misconduct of any Hawkeye Indemnitee.

8.3 General Conditions of Indemnification. A Party’s agreement to indemnify, defend and hold the other Party (the “Indemnified Party”) and its related entities harmless is conditioned upon the Indemnified Party: (a) providing written notice to the first Party (the “Indemnifying Party”) of any claim, demand or action arising out of the indemnified activities within thirty (30) days after the Indemnified Party has knowledge of such claim, demand or action; (b) permitting the Indemnifying Party to assume full responsibility and authority to investigate, prepare for and defend against any such claim or demand; (c) assisting the Indemnifying Party, at the Indemnifying Party’s reasonable expense, in the investigation of, preparation for and defense of any such claim or demand; and (d) not compromising or settling such claim or demand without the Indemnifying Party’s written consent.

9. MISCELLANEOUS.

9.1 Independent Contractor Relationship. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Arcutis and Hawkeye, or to constitute one as the agent of the other. Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other.

9.2 Minimum Financing Amount. Commensurate with this Agreement, Hawkeye shall issue and sell one or more convertible promissory notes having an aggregate principal amount of at least $500,000.

9.3 Legal Review. Notwithstanding anything contained in this Agreement to the contrary, each of the Parties will be responsible for their own legal fees and associated costs and expenses associated with the matters contemplated in these terms.

9.4 Use of Names. Neither Party shall use the other Party’s name or the names of the other Party’s employees in any advertising or sales promotional material or in any publication without prior written permission of the other Party.

9.5 Force Majeure. In the event of a delay caused by inclement weather, fire, flood, act of war, act of terrorism, act of God, act of governmental officials or agencies, or any like cause beyond the control of the Parties, the Party or Parties so affected shall be excused from performance hereunder for the period of time attributable to such delay, which may extend beyond the time lost due to one or more of the causes mentioned above. In the event of any such delay, the Parties may, in their sole discretion, revise this Agreement by changing the schedule of payments, the performance period, and other provisions, as appropriate, by mutual written agreement.

9.6 Applicable Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of California, without regard to its conflicts of laws principles. Each Party: (a) irrevocably and unconditionally consents and submits to the jurisdiction of the state and federal courts located in San Francisco, California for purposes of any action, suit or proceeding arising out of or relating to this Agreement; (b) agrees that service of any process, summons, notice or document by U.S. registered mail to the address given on the signature page of this Agreement shall be effective service of process for any such action, suit or proceeding brought against such Party; (c) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in any state or federal court located in San Francisco, California; and (d) irrevocably and unconditionally waives the right to plead or claim, and irrevocably and unconditionally agrees not to plead or claim, that any action, suit or proceeding arising out of or relating to this Agreement that is brought in any state or federal court located in San Francisco, California been brought in an inconvenient forum.

9.7 Injunctive Relief. Each Party hereby acknowledges and agrees that in the event of such Party’s breach of any provision of this Agreement relating to Confidential Information and/or intellectual property (including, without limitation, Article 4 and Article 5), the other Party would suffer an irreparable injury such that no remedy at law would adequately protect or appropriately compensate such other Party for such injury. Accordingly, each Party agrees that the other Party shall have the right to enforce this Agreement and any of such provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the other Party may have for a breach of this Agreement.

9.8 Entire Agreement; Amendment. This Agreement constitutes the final, complete and exclusive agreement of the Parties with respect to the subject matter hereof and supersedes all prior understandings and agreements relating to its subject matter. This Agreement may not be changed, modified, amended or supplemented except by a written instrument signed by an authorized representative of each of Hawkeye and Arcutis.

9.9 Successors and Assigns. Neither Party may assign this Agreement without the prior written consent of the other Party; provided, however, that each Party may assign this Agreement without the other Party’s consent to its affiliates or in connection with the transfer or sale of all or substantially all of its stock, assets or business to which this Agreement relates, whether by merger, sale of stock, sale of assets or otherwise. Any attempted assignment of this Agreement not in compliance with this Section 9.9 shall be null and void. No assignment shall relieve either Party of the performance of any accrued obligation that such Party may then have under this Agreement. This Agreement shall inure to the benefit of and be binding upon each Party signatory hereto, its successors and permitted assigns, subsidiaries and affiliates.

9.10 Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, then such provision will be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it will be severed from the remainder of this Agreement. The remainder of this Agreement will remain in full force and effect, unless the severed provision is essential and material to the rights or benefits received by either Party. In such event, the Parties will negotiate, in good faith, and substitute a valid and enforceable provision or agreement that most nearly implements the Parties’ intent in entering into this Agreement.

9.11 Non-Waiver. No failure or delay of one of the Parties to insist upon strict performance of any of its rights or powers under this Agreement shall operate as a waiver thereof, nor shall any other single or partial exercise of such right or power preclude any other further exercise of any rights or remedies provided by law.

9.12 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier, to the Party to be notified at its address(es) given below, or at any address such Party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, three (3) days after the date of postmark; or (c) if delivered by express courier, the next business day the courier regularly makes deliveries to the addressee’s location.

If to Hawkeye:	c/o Frazier Healthcare Partners 70 Willow Rd. Menlo Park, CA 94025 Attention: Dan Estes

If to Arcutis:	Arcutis, Inc. 2945 Townsgate Road, Suite 110 Westlake Village, CA, 91361 Attention: President

9.13 Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. Unless otherwise specified, references in this Agreement to any section shall include all subsections and paragraphs in such Section and references in this Agreement to any subsection shall include all paragraphs in such subsection. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement, shall be in the English language.

9.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or PDF signatures, which signatures shall have the same force and effect as original signatures.

[signature page follows]

IN WITNESS WHEREOF, the parties have by duly authorized persons executed this Formulation Collaboration Agreement as of the Effective Date.

HAWKEYE THERAPEUTICS, INC.		ARCUTIS, INC.

By:	/s/Daniel J. Estes	By:	/s/ Frank Watanabe
Name:	Daniel J. Estes	Name:	Frank Watanabe
Title:	Chief Executive Officer	Title:	President
Date:	June 28, 2019	Date:	June 28, 2019

EXHIBIT A – COLLABORATION PLAN

1. [***]